AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 21st day of January, 1998, by and between THE STRATUS CORPORATION, an Illinois corporation ("Purchaser"), and NORTH KENT PARTNERS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of One Million Twenty-Five Thousand And No/100 Dollars ($1,025,000.00) (the "Purchase Price"), that certain property commonly known as the United Artists Theater Building, North Kent Mall, Grand Rapids, Michigan, legally described on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of Seller's right, title and interest in the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     2.2. On or before the expiration of the "Inspection Period" (hereinafter defined), the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the "Additional Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement (at such time as the Additional Earnest Money is deposited, or is required to be deposited, the term "Earnest Money" shall include the Additional Earnest Money; and

     2.3. On the "Closing Date" (hereinafter defined), the sum of One Million Twenty-Five Thousand And No/100 Dollars ($1,025,000.00) (inclusive of all Earnest Money) adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time. If the funds are not received by the Title Insurer by 11:00 a.m. Central Time, then, on the Closing Date, and if the delay is not caused by Seller, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs incurred by the Seller until such time as the Closing takes place.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation as agent for First American Title Insurance Company (hereinafter referred to as "Title Insurer") dated December 29, 1997 and designated as commitment no. 41-137876 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (b) matters shown on the "Existing Survey" (hereinafter defined); (c) matters caused by the actions of Purchaser; (d) the title exceptions set forth in Schedule B, Section II of the

Title Commitment as Numbers 5 and 13-27, inclusive, (or as the parties may agree prior to the expiration of the Inspection Period) to the extent that the same affect the Property; and (e) the Reciprocal Construction, Operation and Easement Agreement between the Wurzburg Company, a Michigan corporation; Forbes Cohen Properties, a Michigan registered co-partnership; and Montgomery Ward Realty Corporation, a Delaware corporation, dated January 17, 1969 (as amended, the "Reciprocal Easement Agreement") (Note: In the event that Purchaser does not elect the Assumption Option set forth in Paragraph 8 hereof then exception numbers 14, 19, 20, 21, 26 and 27 shall not be Permitted Exceptions). All other exceptions to title shall be referred to as "Unpermitted Exceptions".
The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller and Purchaser shall each pay for one-half (1/2) of the costs of the Title Commitment and Title Policy.

     3.2. Purchaser has received a survey of the Property prepared by Exxel Engineering, Inc., designated as file no. 971285 and dated April 28, 1997 (the "Existing Survey"). Seller and Purchaser shall each pay for one-half (1/2) of the costs of updating the Existing Survey (including a recertification thereof) and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser at least fourteen (14) days prior to the Closing Date.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Seller and Purchaser shall each pay for one-half (1/2) of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

     4.2. Purchaser and Seller shall each be responsible for the costs of their respective attorneys.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the

Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; (iii) materially and adversely impair the use of the Property as it is currently being operated or (iv) give the tenant under the Lease (as hereinafter defined) the right to terminate the Lease (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on the date hereof and ending at 5:00 p.m. Chicago time on the forty-fifth (45th) day after Seller accepts this Agreement (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, review the Lease, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver copies of the tenant Lease, the most recent tax bills, the Loan Documents, and the Reciprocal Easement Agreement to Purchaser within five (5) business days after Seller accepts this Agreement. Seller also agrees to use its best efforts to help Purchaser obtain copies of financial data relating to the operation of the Property.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right, in its sole and absolute discretion, to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Seller (or Seller's predecessor-in-interest) acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller can make no representations or warranties relating to the condition of the Property or the Personal Property. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report:
Phase I Environmental Site Assessment prepared by Law Engineering, dated December 10, 1993, and an Addendum to said Phase I, dated January 3, 1994
(collectively, the "Existing Report").   Seller makes no representation or
warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

8.   ASSUMPTION OF BOND AND LOAN DOCUMENTS/CONDITION PRECEDENT.

     8.1. The Property is currently encumbered by that certain Economic Development Revenue Bond (Forbes-Cohen Properties Project), in the original aggregate principal amount of $1,000,000.00 (the "Bond") as evidenced and/or secured by, among other items, the following documents (together with any amendments, modifications or supplements thereof or thereto, collectively, the "Loan Documents"): (a) that certain Loan Agreement dated December 20, 1981, by and between The Economic Development Corporation of the Charter Township of Plainfield, a public body corporate of the State of Michigan (the "Issuer") and Forbes-Cohen Properties, a Michigan general partnership (the "Borrower") (as amended, the "Loan Agreement"); (b) that certain Mortgage, Assignment of Rents and Leases and Security Agreement dated December 20, 1981, by and between Borrower (also referred to therein as the "Mortgagor") and The Aetna Casualty and Surety Company, a Connecticut corporation ("Aetna", also referred to therein as the "Mortgagee") (as amended, the "Mortgage"); (c) that certain promissory note (the "Note"), with a final maturity date not later than April 1, 2010, executed by the Borrower in favor of the Issuer and which has been endorsed and assigned to Aetna as security for the Bond; and (d) that certain Assignment and Security Agreement dated as of December 20, 1981, from the Issuer to Aetna (Aetna and Issuer, as well as any subsequent assignees, are hereinafter referred to collectively as "Lender Entities"). The debt described in this Paragraph 8.1 shall be referred to herein as the "Existing Financing".

     8.2. Purchaser shall have the right, but not the obligation to elect to assume all of Seller's right, title and interest under the Existing Financing on or before the expiration of the Inspection Period (the "Assumption Option"). In the event that Purchaser desires to exercise such Assumption Option,

Purchaser must notify Seller of such intent in writing prior to the expiration of the Inspection Period. If Purchaser does not exercise its rights under the Assumption Option then the parties shall proceed to Closing in accordance with the terms and conditions of this Agreement, excluding Paragraph 8.3 below. However, if Purchaser does exercise its rights under the Assumption Option then the following Paragraph 8.3 shall become incorporated into this Agreement.

     8.3. In the event that Purchaser exercises its rights under the Assumption Option, (i) Purchaser shall obtain (and Purchaser covenants and agrees to use good faith efforts to so obtain) any written consents required by the Lender Entities to affect an assignment and assumption of the Loan Documents and a transfer of the Property to Purchaser, subject only to such conditions as Purchaser deems acceptable in its reasonable discretion, (ii) Purchaser and the Lender Entities shall agree upon the form of documentation required to effect the assignment and assumption of the Loan Documents and transfer of the Property (the "Transfer Documents"), the form of which Transfer Documents shall be acceptable to Purchaser in its reasonable discretion, (iii) the applicable Lender Entities shall commit in writing to execute and deliver the Transfer Documents at Closing, and (iv) the Transfer Documents shall contain a complete release of Seller for any and all liability arising after the Closing Date under the Bond and the Loan Documents. On the Closing Date, the Purchaser shall assume all obligations of the Seller under the Loan Documents, including, but not limited to, all obligations of the "Borrower" and the "Mortgagor" under the terms of the Note and the Mortgage. Seller hereby authorizes Purchaser to discuss any and all issues relating to the Bond and the Loan Documents with the Issuer, Aetna and any other interested parties. Seller will reasonably cooperate with Purchaser in facilitating such discussions. Purchaser agrees to pay any and all costs, fees or other expenses (not including Seller's attorney's fees) associated with the assumption of the Loan Documents charged by any of the Lender Entities. Additionally, if Purchaser exercises its rights under the Assumption Option then at Closing; (a) the parties shall prorate the interest payments due under the Existing Financing, (b) Seller shall receive a credit from Purchaser for any impound or escrow accounts held by any of the Lender Entities, and (c) Purchaser shall receive a credit against the Purchase Price in an amount equal to the outstanding principal balance of the Existing Financing as of the Closing Date.

9. CLOSING. The closing of this transaction (the "Closing") shall be on the date which is thirty (30) days after the expiration of the Inspection Period (the "Closing Date"), at the office of Title Insurer, Chicago, Illinois, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Michigan, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment which is in effect, the Title Policy dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be shared equally by Seller and Purchaser.

10.  CLOSING DOCUMENTS.

     10.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraphs 10.2.3 and 10.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          10.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          10.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          10.2.3. an assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          10.2.4. an assignment and assumption of lease and security deposit (if any) (in the form attached hereto as Exhibit I);

          10.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          10.2.6. original, and/or certified copies of, the Lease affecting the Property in Seller's possession;

          10.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          10.2.8. possession of the Property to Purchaser, subject to the terms of the Lease;

          10.2.9.  evidence of the termination of the management agreement;

          10.2.10. notice to the tenant of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the Lease and the obligation to refund the security deposit (if any) (in the form of Exhibit K attached hereto); and

          10.2.11. a tenant estoppel letter executed by the tenant under the Lease (in the form of Exhibit M attached hereto).

11. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY

AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

13.  PRORATIONS.

     13.1. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes prorated on a "net" basis (i.e. adjusted for Tenants' liability, if any, for such items), accrued interest under the Loan Documents for the month in which the Closing occurs; operating expenses which are reimbursable by the Tenant for the period prior to the Closing Date less any amount previously paid by the Tenant shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. Seller shall receive a credit at Closing for any and all escrow or impound accounts held by any Lender Entities. All prorations will be final except as to delinquent rent referred to in Paragraph 13.2 below and except for mathematical errors or mutual mistakes.

     13.2. All basic rent paid following the Closing Date by the Tenant of the Property who is indebted under the Lease for rent for any period prior to and including the Closing Date shall be first applied against the current rents due under the Lease and the excess (if any) shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten
(10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing

Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 13.2 of this Agreement shall survive the Closing and the delivery and recording of the deed. Any "percentage rent" (as that term is defined in Section 2.02 of the Lease) collected by Purchaser for periods prior to the Closing Date shall not be characterized as Post-Closing Receipts and, to the extent collected by Purchaser, shall remain the sole and exclusive property of Purchaser.

14. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof.

15. ASSIGNMENT. Except as provided below, the Purchaser shall not have the right to assign its interest in this Agreement and the Escrow Agreement without the prior written consent of the Seller. Any unauthorized assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof. Seller hereby consents to an assignment of this Agreement and the Escrow Agreement to an entity in which Michael P. Morrison, Esq. has a controlling interest; provided, however, that such assignment is effected at least ten (10) business days prior to the Closing Date.

16. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage & Investment Company ("Insignia") (to be paid by Seller). Seller's commission to Insignia shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia. The indemnifying party shall undertake its obligations set forth in this Paragraph 16 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 16 will survive the Closing and delivery of the Deed.

17.  REPRESENTATIONS AND WARRANTIES.

     17.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by John K. Powell, Jr. (referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     17.2. Subject to the limitations set forth in Paragraph 17.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) Seller has no knowledge of any pending or threatened litigation, condemnation, claim, cause of action or administrative proceeding concerning the Property; (ii) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein; (iii) the lease between Forbes/Cohen Properties and United Artists Theatre Circuit, Inc. (the "Tenant") dated May 5, 1980 (the "Lease") (attached hereto as Exhibit L) is true, correct and complete as of the date hereof and has not been modified or amended in any way; and (iv) the Lease is in full force and effect and Tenant is not in any monetary default thereunder nor has Tenant asserted any claims or offsets against the rents due under the Lease.

     17.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

18. LIMITATION OF LIABILITY. Neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Jerry Ogle, Esq.
                              (847) 317-4380
                              (847) 317-4462 (FAX)

     and to:                  Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

          TO PURCHASER:       The Stratus Corporation
                              c/o Hopkins & Sutter
                              Three First National Plaza
                              Chicago, Illinois 60602
                              Attention: Michael P. Morrison, Esq.
                              (312) 558-6600
                              (312) 558-6538 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

21.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Michigan, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.


     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                              PURCHASER:

                              THE STRATUS CORPORATION, an Illinois corporation

                              By:/S/Michael P. Morrison
                                 ----------------------
                              Name: Michael P. Morrison
                              Its: President

                              SELLER:

                              NORTH KENT PARTNERS LIMITED PARTNERSHIP, an
                              Illinois limited partnership

                              By:  North Kent Partners, Inc., an Illinois
                              corporation, its general partner

                                   By:  /s/Beth Goldstein
                                        ----------------------------
                                   Name:   Beth Goldstein
                                        ----------------------------
                                   Its:    Authorized Representative
                                        ----------------------------

                              Date of acceptance by Seller:

                              January 22, 1998

[North Kent Mall Theater Parcel]

_________________ of Insignia Mortgage & Investment Company ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated September 18, 1986, between Seller and Seller's Broker (as amended, the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   _____________________________

                                   By:

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Lease

M    -    Tenant Estoppel